Exhibit 10.29

INDUSTRIAL DIRECT CO., INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Effective June 19, 2018

MSC INDUSTRIAL DIRECT CO., INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I ESTABLISHMENT AND PURPOSE

1.1 Establishment. MSC Industrial Direct Co., Inc., a New York corporation (together with its successors and assigns, the “Company”), hereby establishes and adopts this Executive Change in Control Severance Plan (as may be amended, supplemented or modified from time to time in accordance with its terms, this “Plan”), effective as of June 19, 2018.

1.2 Purpose. The purpose of this Plan is to provide Participants (as hereinafter defined) with severance payments and benefits in the event the Participant’s employment is terminated under circumstances as further set forth herein. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance payments and benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

ARTICLE II DEFINITIONS

For purposes of interpreting this Plan, the following definitions shall apply:

2.1 “Accounting Firm” shall mean Ernst & Young LLP or such other certified public accounting firm as the Compensation Committee may designate prior to a Change in Control.

2.2 “ADEA Revocation Period” shall mean, with respect to a Release executed by a Participant pursuant to Section 4.3(b), the 7-day revocation period during which the Participant may revoke his or her consent to the waiver of his or her rights under the Age Discrimination in Employment Act of 1967, as amended, provided for in the Release.

2.3 “Affiliate” shall have the meaning ascribed thereto under Rule 405 under the Securities Act of 1933.
2.4 “Board” shall mean the Board of Directors of the Company.
2.5 “Business Combination” shall mean a reorganization, merger or consolidation involving the Company.

2.6 “Cause” shall mean, with respect to a Participant: (a) the willful and continued failure by the Participant to substantially perform his or her duties with the Company and its subsidiaries (other than any such failure resulting from his or her incapacity due to physical or mental illness, or any such actual or anticipated failure after the Participant has provided a Change in Circumstances of Employment Notice to the Company) after a written demand for substantial performance is delivered to the Participant by the Company which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, (b) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (c) the Participant’s conviction of, or entering a plea of nolo contendere to, a felony. For purposes of clauses (a) and (b), no act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith or without reasonable belief that his or her action or omission was in the best interest of the Company and its subsidiaries.

2.7 “Change in Circumstances of Employment” shall mean, with respect to a Participant, the occurrence of any of the following events:
(a) a material reduction or change in the Participant’s employment duties or reporting relationship;
(b) a reduction in the annual base salary made available by the Company to the Participant from the annual base salary in effect immediately prior to a Change in Control;
(c) a material diminution in the Participant’s status, working conditions or other economic benefits from those in effect immediately prior to a Change in Control; or

(d) the Company requiring the Participant to be based at any place outside a 30-mile radius from the Company’s offices where the Participant was based prior to a Change in Control, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to a Change in Control.

Notwithstanding the foregoing, the occurrence of any of the events set forth in clauses (a) through (d) above with respect to a Participant shall not be deemed to be a Change in Circumstances of Employment with respect to the Participant unless (i) the Participant shall have provided the Company with written notice specifying in reasonable detail the occurrence of such event (a “Change in Circumstances of Employment Notice”) within ninety (90) days of the occurrence of such event and (ii) the Company shall not have remedied such event within a cure period of thirty (30) days after receipt by the Company of such Change in Circumstances of Employment Notice (the “Cure Period”). Notwithstanding anything to the contrary in this Plan, for purposes of Section 4.1, if a Change in Circumstances of Employment shall have occurred with respect to a Participant, the Participant’s Employment shall be automatically deemed Terminated due to such Change in Circumstances of Employment upon the expiration of the applicable Cure Period without any further action by the Company or the Participant.

2.8 “Change in Circumstances of Employment Notice” shall have the meaning set forth in Section 2.7.
2.9 “Change in Control” shall mean the occurrence of any of the following events:

(a) any Person (other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective Affiliates) becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change in Control: any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) of this Section 2.9;

(b) during any twenty-four month period, individuals who, at the beginning of such period, constitute the Board, together with any new director(s) (other than (i) a director designated by a Person who shall have entered into an agreement with the Company to effect a transaction described in subparagraphs (a) or (c) of this Section 2.9 and (ii) a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twenty-four (24) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) there is a Business Combination, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined  voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the Company’s outstanding voting securities, (ii) no Person (excluding any corporation resulting from such Business Combination) other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective Affiliates, beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d) there is a liquidation or dissolution of the Company approved by the Company’s shareholders; or
(e) there is a consummation of a sale of all or substantially all of the assets of the Company.
2.10 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.11 “COBRA Benefit Payment” shall mean, with respect to a Participant, payment of an amount equal to the product of 18 multiplied by the total amount of the COBRA continuation monthly premium rate (medical, vision and dental) that would otherwise be payable by the Participant for COBRA continuation for the Participant and his or her eligible dependents who were covered immediately prior to the Termination of the Participant’s Employment, such payment to be made in a single lump sum payment on the Company’s first regular payroll date after the expiration of the ADEA Revocation Period following the Participant’s return of an executed Release to the Company.

2.12 “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.13 “Company” shall have the meaning set forth in Section 1.1.
2.14 “Compensation Committee” shall mean the Compensation Committee of the Board.

2.15 “Confidentiality, Non-Solicitation and Non-Competition Agreement” shall mean a Confidentiality, Non-Solicitation and Non-Competition Agreement in a form reasonably satisfactory to the Company and in substantially the same form as previously executed.

2.16 “Cure Period” shall have the meaning set forth in Section 2.7.

2.17 “Disability” shall mean, with respect to a Participant, the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

2.18 “Eligible Associate” shall have the meaning set forth in Section 3.1.
2.19 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as may be amended from time to time.
2.20 “In Year Bonus” shall have the meaning set forth in Section 2.30(b).
2.21 “JAMS Rules” shall have the meaning set forth in Section 5.3(a).
2.22 “Participant” shall have the meaning set forth in Section 3.2.
2.23 “Participant’s Total After-Tax Payments” shall have the meaning set forth in Section 4.2.
2.24 “Payments” shall have the meaning set forth in Section 4.2.
2.25 “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended).
2.26 “Plan” shall have the meaning set forth in Section 1.1.
2.27 “Plan Administrator” shall have the meaning set forth in Section 5.1.

2.28 “Release” shall mean a General Release in substantially the form attached as Exhibit A hereto.
2.29 “Section 409A” shall mean Section 409A of the Code, including the regulations, rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same.
2.30 “Special Severance Payment” shall mean, with respect to a Participant:

(a) payment equal to the sum of (i) the product of two (2) and the annual base salary in effect immediately prior to the Participant’s Change in Circumstances of Employment or the Termination of the Participant’s Employment by the Company, as the case may be, and (ii) the product of two (2) and the Participant’s Targeted Bonus in effect immediately prior to the Participant’s Change in Circumstances of Employment or the Termination of the Participant’s Employment by the Company, as the case may be, such payment to be made in equal installments in accordance with the Company’s regular payroll policies (but not less frequently than biweekly) for a period of eighteen months, with the first such installment being made on the Company’s first regular payroll date after the expiration of the Participant’s ADEA Revocation Period following the Participant’s return of an executed Release to the Company (for the avoidance of doubt, the first such installment shall include any installments that otherwise would have been made prior to the end of the Participant’s ADEA Revocation Period);

(b) payment of a pro rata portion of the Participant’s Targeted Bonus in effect immediately prior to the Participant’s Change in Circumstances of Employment or the Termination of the Participant’s Employment by the Company, as the case may be (the “In Year Bonus”), calculated as the product of (i) the In Year Bonus multiplied by (ii) a fraction the numerator of which is the number of whole months elapsed in the fiscal year up to the date on which the Participant’s Change in Circumstances of Employment or the Termination of the Participant’s Employment by the Company, as the case may be, occurs, and the denominator of which is twelve (12), such payment to be made on the Company’s first regular payroll date after the expiration of the ADEA Revocation Period following the Participant’s return of an executed Release to the Company; and

(c) for the two (2) year period or the remaining term of the automobile lease at issue, whichever is less, following the Termination of the Participant’s Employment, the payment of either (i) a monthly automobile allowance in amounts equal to those in effect immediately prior to the Termination of the Participant’s Employment or (ii) the continued monthly lease payments under the automobile lease in effect for the benefit of the Participant immediately prior to the Termination of the Participant’s Employment, with the first such monthly payment being made on the Company’s first regular payroll date after the expiration of the Participant’s ADEA Revocation Period following the Participant’s return of an executed Release to the Company (for the avoidance of doubt, the first such monthly payment shall include any monthly payment that otherwise would have been made prior to the end of the Participant’s ADEA Revocation Period).

2.31 “Targeted Bonus”  shall mean, with respect to a Participant, the Participant’s target annual incentive cash bonus then in effect and approved under the Company’s annual incentive bonus plan; provided,  however, that if the Participant does not have a target annual incentive cash bonus that is in effect immediately prior to the Participant’s Change in Circumstances of

Employment or the Termination of the Participant’s Employment by the Company, as the case may be, the “Targeted Bonus” shall be the Participant’s target annual incentive cash bonus most recently in effect.

2.32 “Termination of the Participant’s Employment” or words of similar import shall mean, with respect to a Participant, cessation of the Participant’s full or part time employment with the Company and any of its subsidiaries.

ARTICLE III ELIGIBILITY; PARTICIPANT

3.1 Eligible Associates. Only individuals who are employed by the Company as the Chief Executive Officer of the Company, the President of the Company, an Executive Vice President of the Company and/or a Senior Vice President of the Company are eligible to participate in this Plan (each an “Eligible Associate”).

3.2 Participation. Each Eligible Associate who has been designated by the Board as a participant in this Plan shall participate in this Plan (each, a “Participant”). Each Participant shall be notified of his or her participation in this Plan in writing. Notwithstanding anything to the contrary in this Plan, on or after a Change in Control, the Board may not exclude any Participant from participation in this Plan.

ARTICLE IV SEVERANCE BENEFITS

4.1 Severance Payments and Benefits. If the Company Terminates a Participant’s Employment (other than for Cause or other than due to the Participant’s death or Disability) within two (2) years after a Change in Control or if a Participant’s Employment is Terminated due to a Change in Circumstances of Employment for which the Participant has provided an applicable Change in Circumstances of Employment Notice to the Company within two (2) years after a Change in Control,  then:

(a) the Company shall pay to the Participant, in cash, all accrued but unpaid compensation earned by the Participant as of the date of the Termination of the Participant’s Employment;
(b) subject to the Participant’s satisfaction of the conditions set forth in Section 4.3, the Company shall pay to the Participant, in cash, the Participant’s applicable Special Severance Payment;

(c) subject to the Participant’s satisfaction of the conditions set forth in Section 4.3,  any stock options or stock appreciation rights held by the Participant immediately prior to the Change in Control (including any assumed or substituted stock options or stock appreciation rights) shall become fully vested and exercisable, any restrictions applicable to any restricted stock awards, restricted stock unit awards, performance share awards and other share-based awards held by the Participant immediately prior to the Change in Control (including any assumed or substituted awards) shall lapse and the stock relating to such awards shall become free of all restrictions and fully vested and transferable, any performance conditions imposed with respect to any stock awards shall be deemed to be achieved at target performance levels (except as otherwise specifically provided in an award agreement which provides that the award shall be deemed to be earned or vest on a pro rata or other basis), and all outstanding repurchase rights of the Company with respect to any awards held by the Participant immediately prior to the Change in Control shall terminate, provided that awards which are not assumed or substituted for shall accelerate in accordance with the provisions of the Company’s 2005 Omnibus Incentive Plan or 2015 Omnibus Incentive Plan, as applicable;

(d) subject to the Participant’s satisfaction of the conditions set forth in Section 4.3, the Company shall pay to the Participant, in cash, the Participant’s applicable COBRA Benefit Payment; and

(e) subject to the Participant’s satisfaction of the conditions set forth in Section 4.3, the Participant shall be eligible for outplacement services, at the Company’s expense and with a service selected by the Company in its reasonable discretion, for up to six (6) months from the date of the Termination of the Participant’s Employment.

4.2 Payment Adjustment. Payments under Section 4.1 shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of the Participant) would be limited or precluded by Section 280G of the Code and without regard to whether such payments (or any other payments or benefits) would subject the Participant to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided,  however (i) to the extent that any payment or distribution of any type to or for the benefit of a Participant by the Company, any Affiliate of the Company, any Person who acquires a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Payments”) constitutes “parachute payments” (within the meaning of Section 280G of the Code) and (ii) if the total of all Payments to or for the benefit of the Participant, after reduction for all federal, state and local taxes (including the excise tax under Section 4999 of the Code) with respect to such Payments (the “Participant’s Total After-Tax Payments”), would be increased by the limitation or elimination of any Payment under Section 4.1, or by an adjustment to the vesting of any equity-based awards that would otherwise vest on an accelerated basis in connection with the Change in Control (and the Termination of the Participant’s Employment), then (iii) amounts payable under Section 4.1 shall be reduced and the vesting of equity-based awards shall be adjusted to the extent, and only to the extent, necessary to maximize the Participant’s Total After-Tax Payments. Any reduction in payments or adjustment of vesting required by the preceding sentence shall be applied, first, against the vesting of any stock options for which the exercise price exceeds the then fair market value which would otherwise have vested in connection with the Change in Control (and the Termination of the Participant’s Employment), second, against any benefits payable in cash under Section 4.1, and third against the vesting of any other equity-based awards that would otherwise have vested in connection with the Change in Control (and the Termination of the Participant’s Employment). The determination as to whether the Participant’s Payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Section 4.2 shall be made at the Company’s expense by the Accounting Firm. In the event of any underpayment or overpayment hereunder, as determined by the Accounting Firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination be paid to the Participant or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

4.3 Conditions to Severance Payments and Benefits. Notwithstanding anything to the contrary in this Plan, as a condition to a Participant receiving the Special Severance Payment contemplated by Section 4.1(b) and the other benefits contemplated by Sections 4.1(c),  (d) and (e):

(a) no later than sixty (60) days following the Termination of the Participant’s Employment, the Participant shall have executed and delivered to the Company a Confidentiality, Non-Solicitation and Non-Competition Agreement;

(b) no later than forty-five (45) days following the Termination of the Participant’s Employment, the Participant shall have executed and delivered to the Company a Release, and the Participant shall not have revoked such Release during the Release’s ADEA Revocation Period; and

(c) the Participant shall not be in breach of his or her obligations under the Confidentiality, Non-Solicitation and Non-Competition Agreement and the Release.
ARTICLE V MISCELLANEOUS

5.1 Administration. The Compensation Committee shall be the plan administrator for this Plan (the “Plan Administrator”). The Plan Administrator shall be responsible for the overall operation and administration of this Plan. The Plan Administrator may appoint or employ such persons as it may deem necessary to render advice with respect to any responsibility of the Company or the Plan Administrator under this Plan. The Plan Administrator shall have the power and authority to interpret the terms of this Plan and to decide all questions concerning the operation and administration of this Plan.

5.2 Claims Procedures.  A Participant may submit a claim for the benefits provided under this Plan to the Plan Administrator in writing, along with any information or documentation needed to process the claim. Upon request by a Participant, the Plan Administrator will provide the Participant with a copy of this Plan’s claims procedures.

5.3 Arbitration.

(a) Any dispute, controversy or claim arising under, in connection with or relating to this Plan shall be settled by arbitration in accordance with the JAMS Employment Arbitration Rules and Procedures or any successor thereto (the “JAMS Rules”). Any interpretations or decisions of this Plan by the Plan Administrator shall be reviewed de novo in the event of any such dispute, controversy or claim. The arbitration shall be before a single arbitrator selected in accordance with the JAMS Rules or otherwise by mutual agreement of the parties. The arbitration shall take place in Suffolk County, New York, unless the parties agree to hold the arbitration in another location. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of New York, except to the extent preempted by federal law (in which case such law will apply).

(b) In consideration of the benefits provided herein, the anticipated expedition and the minimizing of expense of the arbitration remedy contemplated by this Section 5.3, and other good and valuable consideration, the arbitration provisions of this Plan shall provide the exclusive remedy for disputes, and each party expressly waives any right such party may have to seek redress in any other forum. The arbitration and any decision and award or order of the arbitrator shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction.

(c) The Company and any Participant may bring an action in any court of competent jurisdiction to compel arbitration under this Plan and to enforce an arbitration award. Both the Company and the Participant agree that neither of them shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Plan.

(d) The Company shall pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration hearing. Without limiting the generality of the foregoing, in the event that a Participant incurs any costs or expenses, including attorneys’ fees, in the enforcement of his or her rights under this Plan then, unless the Company is wholly successful in defending against the enforcement of such rights, the Company shall pay to the Participant all such costs and expenses no later than sixty (60) days following a final decision.

5.4 Funding. This Plan shall not be funded through a trust, an insurance contract or otherwise, and all benefit payments under this Plan shall be made from the general assets of the Company. Accordingly, a Participant shall not have any claim against specific assets of the Company, and shall be only a general creditor, with respect to any rights the Participant may have under this Plan. All expenses and costs in connection with the operation of this Plan shall be borne by the Company.

5.5 Amendment and Termination. This Plan may be amended, modified or terminated, in whole or in part, at any time by the Plan Administrator, subject to approval by the Board;  provided,  however, that any amendment, modification or termination that would be adverse to any Participant shall not be effective (a) without the Participant’s written consent or (b) until the date that is one (1) year after written notice of such amendment, modification or termination has been provided to the Participant. Notwithstanding the foregoing, on or after a Change in Control, this Plan may not be amended, modified or terminated in a manner that would be adverse to any Participant without the Participant’s written consent; provided,  however, that, after the third anniversary of the Change in Control, this Plan may be amended, modified or terminated by the Plan Administrator, subject to approval by the Board, so long as the Company has satisfied all obligations that it may have to any Participant under this Plan.

5.6 At Will Employment; No Employment Contract. Nothing in this Plan shall confer upon a Participant the right to remain in the employ of the Company, it being understood and agreed that (a) the Participant is an employee at will and serves at the pleasure of the Company at such compensation as the Company shall determine from time to time and (b) the Company shall have the right to Terminate the Participant’s Employment at any time, with or without Cause. In the event that the Company Terminates the Participant’s Employment prior to the occurrence of a Change in Control, the Participant shall not be entitled to any payments or benefits under this Plan. This Plan is not a contract of employment, and the terms of employment of an associate with the Company shall not be affected in any way by this Plan except as specifically provided herein. The adoption of this Plan shall not be construed as conferring any legal rights upon any employee for the continuation of an employment relationship with the Company, nor shall it interfere with the right of the Company to discharge the associate.

5.7 Notices. All notices under this Plan shall be in writing and shall be sent by registered or certified mail, return receipt requested, and if intended for the Company shall be addressed to it, attention of its President, 75 Maxess Road, Melville, New York 11747 or at such other address of which the Company shall have given notice to the Participant in the manner provided by this Section 5.7; and if intended for the Participant, shall be mailed to such Participant at the last address of the Participant on the Company’s books and records or at such other address of which the Participant shall have given notice to the Company in the manner provided by this Section 5.7.

5.8 Withholding. The Company shall be entitled to withhold from amounts payable to a Participant under this Plan such amounts as may be required by applicable law.
5.9 Section 409A.

(a) To the fullest extent applicable, amounts and other benefits payable under this Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available under Section 409A. In this regard, each such payment hereunder that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii) shall be deemed a separate payment for purposes of Section 409A.

(b) To the extent that any amounts or benefits payable under this Plan are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this Plan is intended to comply in form and operation with the applicable requirements of Section 409A with respect to such amounts or benefits. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Without limiting the generality of the foregoing, any payments under this Plan that are subject to Section 409A and that are payable upon Termination of a Participant’s Employment shall only be paid to the Participant to the extent that such Termination of the Participant’s Employment constitutes a “separation from service” within the meaning of Section 409A.

(c) Notwithstanding anything to the contrary in the Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to the death of the Participant) and a payment subject to Section 409A to the Participant is due within the first six (6) months following the Participant’s separation from service, such payment shall be delayed for a period of six (6) months after the date of the Participant’s separation from service (or, if earlier, the death of the Participant).

(d) Notwithstanding any provision of this Plan to the contrary, the time of payment of any stock awards that are subject to Section 409A as “nonqualified deferred 10 compensation” and that vest on an accelerated basis pursuant to this Plan shall not be accelerated unless such accelerated payment is permissible under Section 409A.

(e) The following rules shall apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.10 Treatment of Severance Pay Allowance. The payment of a severance pay allowance under this Plan shall not be taken into account for any purpose under any other plan or policy of the Company, except as otherwise specifically provided in this Plan or in such other plan or policy.

5.11 No Assignment. Except as provided in Section 5.16, no right to payment or benefit under this Plan may be assigned, transferred, pledged as a security for indebtedness or otherwise encumbered, or subjected to any legal process for the payment of any claim against a Participant and any attempt to cause the same to be so subjected shall be null and void and without effect.

5.12 Construction. Whenever appropriate in this Plan, words used in the singular may be read in the plural; words used in the plural may be read in the singular; and words importing the masculine gender shall be deemed equally to refer to the feminine or be neutral. Any reference to a Section shall refer to a Section of this Plan, unless otherwise indicated.

5.13 Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
5.14 Conflicting Terms. In the event that the terms of this Plan conflict with the terms of any summary or other description of this Plan, the terms of this Plan shall govern.

5.15 Governing Law. Except to the extent preempted by federal law, this Plan shall be construed, administered and enforced in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws.

5.16 Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor to expressly and unconditionally assume and agree to perform the Company’s obligations under this Plan in writing, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate.

5.17 Effect on Other Plans, Agreements and Benefits. Any payment or benefit to which a Participant is entitled under any plan maintained by the Company in which the Participant participates or participated shall not be modified or lessened in any way by this Plan; provided,  however, that the payments and benefits under this Plan are not intended to duplicate any payment or benefit to which a Participant is entitled under any individual change in control agreement between the Company and the Participant.

5.18 No Mitigation.  No Participant shall be required to mitigate the amount of any payment or benefit provided for under this Plan by seeking or accepting other employment or otherwise. The amount of any payment or benefit provided for under this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or otherwise.

5.19 Severability.  If any provision of this Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

EXHIBIT A

FORM OF RELEASE

WHEREAS, ________________ (the “Associate”) is a participant in the MSC Industrial Direct Co., Inc. Executive Change in Control Severance Plan  (as may be amended, supplemented or modified from time to time in accordance with its terms, the “Plan”) of MSC Industrial Direct Co., Inc., a New York corporation (the “Corporation”);

WHEREAS, the employment of the Associate with the Corporation has been terminated; and

WHEREAS, it is a condition to the Corporation’s obligations to make the severance payments and benefits available to the Associate pursuant to the Plan that the Associate execute and deliver this Release to the Corporation.

NOW, THEREFORE, in consideration of the receipt by the Associate of the benefits under the Plan, which constitute a material inducement to enter into this Release, the Associate intending to be legally bound hereby agrees as follows:

Subject to the next succeeding paragraph, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Associate irrevocably and unconditionally releases the Corporation and its owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Associate’s employment with the Corporation and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Associate, or any of his or her heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against the Corporation and/or any Related Person.

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Notwithstanding anything contained herein to the contrary, the Associate is not releasing the Corporation from any of the Corporation’s obligations (a) under the Plan, (b) to provide the Associate with insurance coverage defense and/or indemnification as an officer or director of the Corporation to the extent generally made available at the date of termination to the Corporation’s officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, or (c) in respect of the Associate’s rights under the Corporation’s Associate Stock Purchase Plan, the 2005 Omnibus Incentive Plan, or the 2015 Omnibus Incentive Plan, as applicable.

The Corporation has advised the Associate in writing to consult with an attorney of his or her choosing prior to the signing of this Release and the Associate hereby acknowledges to the Corporation that he or she has been advised to consult with such an attorney prior to the execution of this Release. The Associate acknowledges that he or she has had at least twenty-one days to consider the waiver of his or her rights under the ADEA. Upon execution of this Release, the Associate shall have seven additional days from such date of execution to revoke his or her consent to the waiver of his or her rights under the ADEA. If no such revocation occurs, the Associate’s waiver of rights under the ADEA shall become effective on the eighth day after the date on which the Associate executes this Release.

IN WITNESS WHEREOF, the undersigned has executed this Release on the ____ day of __________, 20__.

___________________________

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